GENERAL FINANCE CORPORATION
260 South Los Robles, Suite 217
Pasadena, CA 91101

October 31, 2006

Continental Stock Transfer & Trust Co.
17 Battery Place, Eighth Floor
New York, New York 10004

Attention: Steve Nelson

Re: Warrant Agreement Dated as of April 5, 2006

Gentlemen:

Reference is made to that certain Warrant Agreement dated as of April 5, 2006 (the “Warrant Agreement”) by and between General Finance Corporation (the “Company”) and Continental Stock Transfer & Trust Co. (the “Warrant Agent”). Capitalized terms used in this letter have the meanings ascribed to them in the Warrant Agreement unless otherwise defined herein.

As you may be aware, questions have arisen with respect to accounting treatment of warrants issued in initial public offerings by special purpose acquisition companies like the Company. For this reason, the Company desires to clarify certain issues with respect to the Warrants.

Please be advised that it is the Company’s position in connection with the Warrant Agreement and the Warrants that in no event will a registered holder of a Warrant be entitled to receive a net cash settlement or other consideration in lieu of physical settlement in shares of Common Stock upon payment of the exercise price if the Common Stock underlying the Warrants is not covered by an effective registration statement and prospectus under the Securities Act of 1933, as amended. Under Section 3.3.1 of the Warrant Agreement and the Warrants, the Warrants are exercisable only by “paying in full, in lawful money of the United States, in cash, good certified check or good bank draft….” the exercise price of the Warrants. There is no provision in the Warrant Agreement or the Warrants that permits a net cash exercise, cashless exercise or any other form of exercise that does not require the payment of the exercise price by cash, check or bank draft.

The Company also notes that the Warrant Agreement obligates the Company to use its best efforts to maintain an effective registration statement and prospectus permitting the issuance of Common Stock upon exercise of the Warrants (see Section 7.4 of the Warrant Agreement). Because this covenant is completely within the control of the Company (i.e. best efforts), the Company will not have liability to its warrant holders relating to its ability to issue Common Stock upon exercise of the Warrants if there is not a current registration statement and prospectus.

Lastly, the Company’s prospectus dated April 5, 2006 (pursuant to which the Warrants were issued) does not state, or imply, that the Warrants may at any time be exercisable other than as described above. Further, the prospectus advises Warrant holders that the Warrants would not be exercisable unless “a prospectus relating to common stock issuable upon exercise of the warrants is current.…” and that “Under the terms of the warrant agreement, we [the Company] have agreed to…use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants.…”

Please acknowledge receipt of this letter by returning a signed copy to the undersigned.

Very truly yours, GENERAL FINANCE CORPORATION

By:	/s/ John O. Johnson
John O. Johnson Chief Operating Officer

Receipt acknowledged:

CONTINENTAL STOCK TRANSFER
& TRUST CO.

By /s/ Steve Nelson
Steve Nelson, Chairman